Exhibit 99.1
For further information, contact:
Donald Duffy
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Announces Sale of European ATM Business
Portland, Oregon: January 24, 2007 – TRM Corporation (NASDAQ: TRMM) announced today that it has sold TRM (ATM) Limited (“TRM”), its subsidiary that owns all of its ATM business in the United Kingdom and Germany, to NoteMachine Limited (“NoteMachine”), a leading UK-based ATM operator, for £47.1 million or approximately $92.6 million at exchange rates in effect on January 24, 2007. NoteMachine is a portfolio company of Rutland Partners LLP (“Rutland”), a UK private equity partnership.
“The sale of our European ATM business is a component of our ongoing efforts to simplify our business operations. This sale, together with the sale of our Canadian ATM business, which closed earlier this month, and our United States photocopy business, which is scheduled to close this week, will allow us to focus our efforts and resources on our United States ATM business. We will continue to have one of the largest ATM networks in the United States, and are committed to its excellence and growth,” said Jeff Brotman, TRM President and Chief Executive Officer.
Net proceeds from this sale were used to pay down debt obligations under the Company’s secured credit facilities with Wells Fargo Foothill, GSO Capital and other lenders.
The Company was advised by Hawkpoint Partners Limited and by Allen & Company LLC with respect to the transaction.
About TRM Corporation
TRM Corporation is a consumer services company that primarily provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners and other lenders including our vault cash suppliers; technological change; our ability to control costs and expenses; competition and our ability to successfully achieve growth in our US ATM business. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.